UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 8, 2009
3COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)
350 Campus Drive
Marlborough, Massachusetts
01752
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (508) 323-1000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On June 8, 2009, 3Com renewed the lease for its headquarters building at 350 Campus Drive, Marlborough, Massachusetts (the “Lease”). The Lease is for a ten-year, two month term from June 1, 2009 through and including July 31, 2019 and covers space totaling approximately 132,798 rentable square feet. The total cash obligation over the term is approximately $36.6 million. 3Com has the option to extend the lease and a one-time option to terminate the Lease in exchange for an early termination fee. The facility will continue to be used for headquarters functions, as well as general administrative office uses and activities such as research and development and sales and training.
The foregoing description of the Lease is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Lease agreement included as Exhibit 10.1 to this Current Report on Form 8-K, which agreement is hereby incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits
          (d)       Exhibits

Exhibit Number	Description

10.1	Amended and Restated Office Lease made and entered into as of the 1st day of June, 2009, by and between Bel Marlborough I LLC, a Delaware limited liability company, having an office at c/o Eaton Vance Management, 2 International Place, Boston, Massachusetts 02110 as landlord and 3Com Corporation, a Delaware corporation having an office at 350 Campus Drive, Marlborough, Massachusetts 01752 as tenant.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: June 10, 2009	By:	/s/ Neal D. Goldman
Neal D. Goldman
Executive Vice President, Chief Administrative and Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Office Lease made and entered into as of the 1st day of June, 2009, by and between Bel Marlborough I LLC, a Delaware limited liability company, having an office at c/o Eaton Vance Management, 2 International Place, Boston, Massachusetts 02110 as landlord and 3Com Corporation, a Delaware corporation having an office at 350 Campus Drive, Marlborough, Massachusetts 01752 as tenant.